CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectuses and "Independent Auditors" in the Statements of Additional Information, in Post-Effective Amendment Number 16 to the Registration Statement (Form N-1A, No. 33-61542) of the MegaTrends Fund, the Bonnel Growth Fund, and the Regent Eastern European Fund, each a portfolio of U.S. Global Accolade Funds.

We also consent to the incorporation by reference into the Statement of Additional Information of our report dated December 10, 1999, on the financial statements and financial highlights included in the Annual Report of the U.S. Global Accolade Funds for the period ended October 31, 1999.

ERNST & YOUNG LLP

/s/ Ernst & Young LLP

Boston, Massachusetts
February 25, 2000